Exhibit 23.5

Date: November 22, 2024

Top Win International Trading Ltd.

33/F, Sunshine Plaza,

353 Lockhard Road,

Wan Chai, Hong Kong

Re: Top Win International Trading Ltd.

Ladies and Gentlemen,

We are a qualified law firm and lawyers in the People’s Republic of China (“PRC”), and we have been engaged by Top Win International Trading Ltd.(the “Company”), to advise on certain legal matters related to the PRC laws and regulations.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F-1, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission. We further consent to the use of our name and to all references made to us in the Registration Statement, reply to the U.S. Securities and Exchange Commission and in the prospectus forming a part thereof.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.